UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016

NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55189 (Commission File Number)	90-0916682 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 29, 2016, NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), through a subsidiary of its operating partnership, purchased a $21.1 million senior mortgage loan (the “Senior Loan”) for $16.9 million (the “Initial Funding”), representing a 93% discount to the current outstanding principal amount of $18.2 million. In connection with the purchase of the Senior Loan, NorthStar Income II assumed a $3.0 million future funding obligation. The Senior Loan was purchased from an unaffiliated third party and is secured by a 59,257 square foot retail property located in San Diego, California (the “Property”).  NorthStar Income II funded the purchase price of the Senior Loan with proceeds from its ongoing initial public offering and intends to fund the remaining $3.0 million future funding obligation (approximately $50 per square feet) for capital expenditures, tenant improvements and leasing commissions over the term of the Senior Loan, subject to the satisfaction of certain requirements by the borrower.

The Property is in close proximity to several densely populated communities, primary interstate highways and the corporate headquarters of a large U.S. company, and is also occupied by a diverse array of national and local retailers. The borrower is an affiliate of an experienced developer, owner and operator of retail commercial real estate spanning more than 25 million square feet of retail properties, with over 30 years of experience.

The Senior Loan bears interest at a floating rate of 4.10% over the one-month London Interbank Offered Rate, which generates an effective current yield of 4.72% based on NorthStar Income II’s discounted purchase price. NorthStar Income II will earn an exit fee equal to 0.25% of the outstanding principal balance of the Senior Loan and any unfunded amounts available for disbursement at the time of repayment. The Senior Loan is currently unlevered and NorthStar Income II intends to finance the Senior Loan with one of its credit facilities in the future.

The remaining term of the Senior Loan is 30 months, with two 12-month extension options available to the borrower, subject to the satisfaction of certain performance tests and the payment of extension fees. The Senior Loan may not be prepaid prior to November 8, 2016. Between November 9, 2016 and February 8, 2017, the Senior Loan may be prepaid, provided the borrower pays an amount equal to the present value of the remaining payments due on the amount prepaid through February 9, 2017, as set forth in the loan agreement. Thereafter, the Senior Loan may be prepaid in whole or in part without penalty. The underlying loan agreement requires the borrower to comply with various financial and other covenants. In addition, the loan agreement contains customary events of default (subject to certain materiality thresholds and grace and cure periods). The events of default are standard for agreements of this type and include, for example, payment and covenant breaches, insolvency of the borrower, the occurrence of an event of default relating to the collateral or a change in control of the borrower.

The loan-to-value ratio (“LTV Ratio”) of the Senior Loan is approximately 78.6%. The LTV Ratio is the amount loaned to the borrower net of reserves funded and controlled by NorthStar Income II and its affiliates, if any, over the appraised value of the property at the time of origination (the “Appraised Value”). The Initial Funding represents 73.1% of the Appraised Value.
Safe Harbor Statement
This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may,” “plans,” “intends” or other similar words or expressions. These statements are based on NorthStar Income II’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income II can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income II’s expectations include, but are not limited to, the ability of the borrower to comply with the terms, including financial and other covenants, of the loan agreement, the ability of the borrower or its affiliates to manage the Property effectively, the occupancy of the Property, whether the borrower determines to extend the Senior Loan, whether NorthStar Income II will fund the additional $3 million for capital expenditures, NorthStar Income II’s ability to finance the Senior Loan on a credit facility in the future, changes in market rates for commercial properties located in San Diego, California, future property values, the impact of any losses from NorthStar Income II’s investments on cash flow and returns, property level cash flow, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, the ability to achieve targeted returns, changes to generally accepted accounting principles, policies and rules applicable to REITs and the factors specified in in Part I, Item 1A of NorthStar Income II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as in NorthStar Income II’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this

Current Report on Form 8-K are based upon information available to NorthStar Income II on the date of this report and NorthStar Income II is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income II, Inc.

Date: February 4, 2016	By:	/s/ Jenny B. Neslin
Jenny B. Neslin
General Counsel and Secretary

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